Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related prospectus of Ventas, Inc. for the registration of 345,146 shares of its common stock and to the incorporation by reference therein of our reports dated February 22, 2005, with respect to the consolidated financial statements and schedule of Ventas, Inc., Ventas, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Ventas, Inc., included in its Annual Report (Form 10K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

June 21, 2005